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EXHIBIT 23.2

Consent of Independent Certified Public Accountants

The Board of Directors
Star Buffet, Inc.:

        We consent to incorporation by reference in the registration statements (No. 333-46939, effective February 26, 1998 and 333-50767, effective April 23, 1998) on Form S-8 of Star Buffet, Inc. of our report dated March 31, 2003 relating to the consolidated balance sheet as of January 27, 2003 and the related consolidated statements of operations, stockholders' equity, and cash flows of Star Buffet, Inc. and subsidiaries for the 52-week periods ended January 27, 2003, and January 28, 2002, which report appears in the January 26, 2004 annual report on Form 10-K of Star Buffet, Inc.

/s/ GRANT THORNTON LLP

Salt Lake City, Utah
April 19, 2004

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Consent of Independent Certified Public Accountants